EXHIBIT 99.1

Global Crossing Prices

GCUK Secured Debt Financing

FOR IMMEDIATE RELEASE: MONDAY, DECEMBER 20, 2004

Florham Park, New Jersey – Global Crossing Limited (NASDAQ: GLBC) announced today that its indirectly wholly-owned subsidiary, Global Crossing (UK) Finance Plc (“GCUK Finance”), has priced an offering of approximately $404 million (currency equivalent) aggregate face amount of senior secured notes due in 2014. The offering will be comprised of $200 million of 10.75-percent U.S. dollar-denominated notes and £105 million of 11.75-percent British pounds sterling-denominated notes. The dollar-denominated notes are being sold at 98.514 percent of the face amount and the sterling-denominated notes are being sold at 98.575 percent of the face amount, resulting in aggregate gross proceeds of approximately $398 million (currency equivalent).

The notes will be guaranteed by GCUK Finance’s immediate parent company, Global Crossing (UK) Telecommunications Limited (“GCUK”), and will be secured by certain of GCUK’s assets. The offering is scheduled to close on Thursday, December 23, 2004, subject to customary closing conditions.

The offering is part of the previously announced recapitalization plan being implemented by Global Crossing Limited (“GCL”). Pursuant to the recapitalization plan, the proceeds of the offering will be used to repay $75 million of existing indebtedness of a U.S. subsidiary of GCL and to fund the long-term liquidity requirements of GCL and its subsidiaries worldwide.

The senior notes to be issued by GCUK Finance have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities in the United States or elsewhere, nor will there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The statements in this press release regarding the timing of the closing of the offering and any other future aspects relating to the offering and other statements which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, but not limited to, those relating to market conditions.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

CONTACT GLOBAL CROSSING:

Press Contacts

Becky Yeamans

+ 1 973-937-0155

PR@globalcrossing.com

Kendra Langlie

+ 1 305-808-5912

LatAmPR@globalcrossing.com

Mish Desmidt

Europe

+ 44 (0) 7771-668438

EuropePR@globalcrossing.com

Analysts/Investors Contact

Laurinda Pang

+ 1 800-836-0342

glbc@globalcrossing.com